                           Alanco Technologies, Inc. and Subsidiaries
                    Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                                         March 31, 2006

Pro Forma Consolidated Unaudited Financial Information:

The following represents a pro forma condensed consolidated balance sheet as of March 31, 2006, assuming the Company's acquisition of StarTrak Systems, LLC was consumated as of that date.
                                        --------------(Dollars in Thousands)----------------
                                          Alanco       StarTrak    Pro Forma     Pro Forma
                                        Technologies   Systems    Adjustments   Consolidated
                                            Inc.          LLC                     Amounts
ASSETS
Current Assets:
    Cash                                  $      197  $       49  $              $       246
    Accounts Receivable, Net                     925       1,011                       1,936
    Notes receivable                              30           0                          30
    Inventory                                  2,253         794                       3,047
    Other Current Assets                         545          89                         634
       Total Current Assets                    3,950       1,943                       5,893

Property and Equipment, net                      196          47                         243

Goodwill                                       5,356                13,700 (1)        19,056
Intangible Assets, Net                           395                 1,600 (2)         1,995
Other Assets, Net                                 97           6                         103

                                        -----------------------------------------------------
                                          $    9,994  $    1,996  $  15,300      $    27,290
                                        =====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Notes payable - current portion       $       89  $      555  $     257 (1)  $       901
    Due to Members                                           838                         838
    Accounts Payable & Accrued Expense         1,494       2,928        168 (1)        4,590
    Deferred Revenue & Customer Advances          47       1,243                       1,290
    Billing in exess of Costs and
       Est. Earnings                              32                                      32
                                        -----------------------------------------------------
       Total Current Liabilities               1,662       5,564        425            7,651

Notes Payable, Long-term - Net                 1,314       2,000                       3,314
Preferred Stock - Series B                       719                                     719
Shareholders Equity                            6,299      (5,568)     9,307 (1)       15,606
                                                                      5,568 (1)
                                        -----------------------------------------------------
Total Liabilities & Shareholders' Equity  $    9,994  $    1,996  $  15,300      $    27,290
                                        =====================================================

(1) Pro forma adjustments to reflect the purchase of StarTrak Systems,LLC ("StarTrak") for the assumption of $5,568 million in liabilities over assets and the issuance of 13.2 million of Alanco Class A Common Shares to the owners valued at $9.2 million. Costs associated with the acquisition amounted to approximately $532,000, resulting in a short term note payable of $257,000, accounts payable of $168,000 and the issuance of approximately 153,500 common shares valued at $107,000.

(2) The amount allocated to other intangible assets represents management's estimate of the value of other intangible assets, including patents, trademarks, software, etc. The Company has engaged an independent consultant to appraise StarTrak's assets and propose an allocation of the purchase price. The results of the appraisal will be used to record the acquisition effective June 30, 2006.

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
                            ALANCO TECHNOLOGIES, INC AND SUBSIDIARIES
                PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                                For the Year ended June 30, 2005

The following represents an unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2005, assuming the Company's acquisition of StarTrak Systems LLC was consumated on July 1, 2004.
-                                                 --------------(Dollars in Thousands)--------------
                                                      Alanco     StarTrak  Pro Forma     Pro Forma
                                                   Technologies, Systems   Adjustments  Consolidated
                                                       Inc.        LLC                    Amounts
                                                  -------------------------------------------------

Sales                                                $7,184        $6,404                  $13,588
                                                  -------------------------------------------------

Cost of Sales                                         4,676         4,645                    9,321
Selling, General and Administrative Expense           6,371         5,815                   12,186
Amortization of Intangibles - Startrak                                           220 (2)       220
                                                  -------------------------------------------------
                                                     11,047        10,460                   21,727
                                                  -------------------------------------------------
    Operating Loss                                   (3,863)       (4,056)                  (8,139)
    Other Income (Expense)
Interest Expense, net                                   (35)         (272)       (53) (1)     (360)
Other Income                                            107           200                      307
                                                  -------------------------------------------------
     Loss From Operations                            (3,791)       (4,128)       (53) (1)   (8,192)
Preferred Stock Dividends - paid in kind               (521)            0                     (521)
                                                  -------------------------------------------------
     Net Loss Attributable to Common Stockholders   ($4,312)      ($4,128)                 ($8,713)
                                                  =================================================

Net Loss Per Share - Basic and Diluted               ($0.17)                                ($0.23)
                                                  ==========                           ============

Weighted Average Common Shares
      Outstanding - shares in thousands              25,356                    13,353 (1)   38,709
                                                  =================================================

 (1) Additional interest expense and common shares related to acquisition

 (2) To record management's estimate of amortization expense-related purchase price allocation.

                            ALANCO TECHNOLOGIES, INC AND SUBSIDIARIES
                PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                                For the Nine Months ended March 31, 2006

The following represents an unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006, assuming the Company's acquisition of StarTrak Systems LLC was consumated on July 1, 2005.

                                                  --------------(Dollars in Thousands)--------------
                                                      Alanco     StarTrak  Pro Forma     Pro Forma
                                                   Technologies, Systems   Adjustments  Consolidated
                                                       Inc.        LLC                    Amounts
                                                  -------------------------------------------------

Sales                                                $4,693      $5,764                    $10,457
                                                  -------------------------------------------------

Cost of Sales                                         3,085       4,035                      7,120
Selling, General and Administrative Expense           4,717       4,417                      9,134
Amortization of Intangibles - StarTrak                                            165 (2)      165
                                                  -------------------------------------------------
                                                      7,802       8,452                     16,419
                                                  -------------------------------------------------
    Operating Loss                                   (3,109)     (2,688)                    (5,962)
    Other Income (Expense)
Interest Expense, net                                   (66)       (282)         (40) (1)     (388)
Other Income                                             77         143                        220
                                                  -------------------------------------------------
     Loss From Operations                            (3,098)     (2,827)                    (6,130)
Preferred Stock Dividends - paid in kind               (565)          0                       (565)
                                                  -------------------------------------------------
     Net Loss Attributable to Common Stockholders   ($3,663)    ($2,827)                   ($6,695)
                                                  =================================================

Net Loss Per Share - Basic and Diluted               ($0.13)                                ($0.16)
                                                  ==========                              =========

Weighted Average Common Shares
      Outstanding - shares in thousands              28,352                    13,353 (1)    41,705
                                                  =================================================

 (1)  Additional interest expense and common shares related to acquisition

 (2) To record management's estimate of amortization expense-related purchase price allocation.